UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 29, 2010

Group 1 Automotive, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13461	76-0506313
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

800 Gessner, Suite 500, Houston, Texas		77024
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-647-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 29, 2010, Group 1 Automotive, Inc. (the "Company"), through its wholly-owned subsidiary Group 1 Realty, Inc. ("Realty"), amended and restated Realty’s $235,000,000 real estate credit facility (the "Real Estate Credit Facility") dated as of March 30, 2007 with Bank of America, N.A ("Bank of America") and Comerica Bank. As amended and restated, the Real Estate Credit Facility provides for $42,600,000 of term loans, with the right to expand the Real Estate Credit Facility to $75,000,000 provided that (1) no default or event of default exists under the Real Estate Credit Facility, (2) Realty obtains commitments from the lenders and/or other persons who would qualify as assignees for such increased amounts and (3) certain other agreed upon terms and conditions have been satisfied. The Real Estate Credit Facility is guaranteed by the Company and substantially all of the domestic subsidiaries of the Company and is secured by the real property owned by Realty or one of its subsidiaries and leased to a dealership subsidiary of the Company.

As amended and restated, the Real Estate Credit Facility now provides only for term loans and no longer has a revolving feature. The interest rate is now equal to (1) the per annum rate equal to British Bankers Association LIBOR Rate plus 3.00% per annum, determined on the first day of each month, or (2) 1.95% per annum in excess of the higher of (a) the Bank of America, N.A. prime rate (adjusted daily on the day specified in the public announcement of such prime rate) or (b) the Federal Funds Rate (defined as the per annum rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the business day next succeeding such day), adjusted daily.

As amended and restated, the Real Estate Credit Facility matures on the earliest of (1) December 29, 2015 or (2) November 30, 2011 if the Revolving Credit Agreement is not modified, renewed or refinanced on or before November 30, 2011 to extend the Revolving Credit Agreement Maturity Date or (3) the revised Revolving Credit Agreement Maturity Date if the Revolving Credit Agreement is modified, renewed or refinanced on or before November 30, 2011 to extend the Revolving Credit Agreement Maturity Date. The "Revolving Credit Agreement" means the Seventh Amended and Restated Credit Agreement effective as of March 19, 2007 among the Company, the subsidiaries of the Company listed therein, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, Comerica Bank, as floor plan agent, and Bank of America as syndication agent, as such agreement is from time to time amended, supplemented and replaced or other wise modified, and the "Revolving Credit Agreement Maturity Date" means the "Maturity Date" as defined in the Revolving Credit Agreement.

The amended and restated Real Estate Credit Facility also contains usual and customary provisions limiting the Company’s ability to engage in certain transactions similar to the limitations contained in the Revolving Credit Agreement, including limitations on the Company’s ability to incur additional debt, additional liens, make investments and pay distributions to its stockholders.

Item 8.01 Other Events.

In addition to the Real Estate Credit Facility, Realty entered into separate loans, totaling approximately $146 million, with three of its manufacturer-affiliated finance partners – Toyota Motor Credit Corporation ("Toyota"), Mercedes-Benz Financial Services USA LLC ("Mercedes") and BMW Financial Services NA, LLC ("BMW"). The loans may be expanded, are on specific buildings and/or properties and have maturities generally ranging from five to seven years and interest rates of 4.62% - 5.47% for the fixed rate loans as discussed in more detail below.

The loan agreements with Toyota consist of two fixed rate loans and two variable rate loans, totaling approximately $27.5 million. The loan agreements have maturity dates varying from two to seven years and the fixed rate loans provide for monthly amortization payments based on a 20-year amortization schedule. The loans are guaranteed by the Company. Each loan was made in connection with, and is secured by mortgage liens on, the real property owned by Realty or one of its subsidiaries and leased to a dealership subsidiary of the Company. The four loans are cross-collateralized with each other. The loans are cross-defaulted with the Revolving Credit Agreement.

The loan agreements with Mercedes consist of three separate term loans, totaling approximately $50.0 million. The loan agreements provide for monthly amortization payments based on a 20-year amortization schedule and have a maturity date of five years. The loans are guaranteed by the Company. Each loan was made in connection with, and is secured by mortgage liens on, the real property owned by Realty or one of its subsidiaries and leased to a dealership subsidiary of the Company. The three loans are cross-collateralized with each other. The loans are cross-defaulted with the Revolving Credit Agreement.

The loan agreements with BMW consist of twelve separate terms loans, totaling approximately $68.5 million. The loans provide for monthly amortization payments based on a 15-year amortization schedule and have a maturity date of seven years. The loans are guaranteed by the Company. Each loan was made in connection with, and is secured by mortgage liens on, the real property owned by Realty or one of its subsidiaries and leased to a dealership subsidiary of the Company. In the case of three properties owned by subsidiaries, the applicable loan is also guaranteed by the subsidiary real property owner. The 12 loans are cross-collateralized with each other. The loans are cross-defaulted with each other, the Revolving Credit Agreement and dealership franchising agreements with BMW of North America, LLC.

Item 9.01 Financial Statements and Exhibits.

99.1 Press Release of Group 1 Automotive, Inc., dated as of January 4, 2011

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Group 1 Automotive, Inc.

January 5, 2011	By:	/s/ Darryl M. Burman

Name: Darryl M. Burman
Title: Vice President

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Exhibit Index

Exhibit No.	Description

99.1	Press release of Group 1 Automotive, Inc., dated as of January 4, 2011